EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Tom Ryan/Don Duffy
203.222.9013
Sally Smith – President and CEO
Media Contact:
Mary Twinem - CFO
Michael Fox
203.222.9013

Buffalo Wild Wings, Inc. Announces Second Quarter Results

-Earnings per diluted share of $0.15

Minneapolis, Minnesota, July 22, 2004 – Buffalo Wild Wings, Inc.(Nasdaq: BWLD), today announced financial results for the second quarter ended June 27, 2004. Highlights for the second quarter compared to the same quarter a year ago were as follows:

•	Total revenue increased 35.9% to $39.6 million

•	Company-owned restaurant sales grew 35.9% to $35.3 million

•	System-wide same store sales increased 10.4%

•	Earnings per diluted share increased to $0.15 from a loss of $.04 a year ago

Sally Smith, Chief Executive Officer and President of Buffalo Wild Wings commented, “Our second quarter performance was characterized by continued top-line growth, solid operations, and slightly lower chicken wing prices. These factors allowed us to exceed second quarter expectations.” Smith continued, “In analyzing this quarter compared to the second quarter of 2003, our results benefited from a menu price increase and more units in operation, partially offset by higher wing prices. In addition, the second quarter of 2003 included an incremental restaurant impairment charge of $693,000. These items, combined with positive labor trends, added to our bottom-line success.”

Total revenue, which includes company-owned restaurant sales and franchise royalties and fees, increased 35.9% to $39.6 million in the second quarter compared to $29.1 million in the second quarter of 2003. System-wide same store sales increased 10.4% for the quarter. Company-owned restaurant sales for the quarter increased 35.9% to $35.3 million aided by a company-owned same store sales increase of 10.6% and 18 more company-owned locations in operation at the end of second quarter 2004 relative to the same period in 2003. Franchise royalties and fees increased 36.6% to $4.3 million versus $3.1 million in the prior year. This increase was due to a franchised same store sales increase of 10.4% and 37 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $30,184 for the second quarter of 2004 compared to $27,132 for the same quarter last year, an 11.2% increase. Franchised restaurants averaged $38,072 for the period versus $33,393 in the second quarter a year ago, a 14.0% increase.

For the second quarter, earnings per diluted share increased to $0.15, versus a loss of $0.04 in the second quarter of 2003. During the quarter, Buffalo Wild Wings incurred compensation expense, net of tax, of $77,000 or $0.01 per diluted share related to its new restricted stock incentive program, which replaces stock options as the long-term equity incentive for the Company.

Smith concluded, “We believe it may be difficult to sustain the level of same store sales increases in the second half of 2004 that we saw in the first and second quarters because system-wide same store sales in the third and fourth quarters of 2003 had increased 7.9% and 10.0%, respectively. However, we are excited about our marketing initiatives to drive same store sales during the remainder of the year. In terms of development, we remain on track to open 20 new company-owned and 45 franchised units by year-end. As always, we will continue to focus on efficient operations, brand building, and long-term returns for our shareholders.”

Third Quarter 2004 Outlook

For the third quarter ended September 26, 2004, management expects total revenue to approximate $41 million based on a system-wide same store sales increase of 4% to 6%. Revenue assumptions are also based on 4 new company-owned restaurants during the third quarter and 13 new franchised units. Management also believes that earnings per diluted share for the third quarter will range from $0.12 to $0.15. This is based on the previously mentioned revenue assumptions, average chicken wing prices for the third quarter of $1.40 per pound, stock-based compensation expense of $375,000, and diluted weighted average shares outstanding of 8.6 million.

Included in this release is information regarding restaurant unit counts, same store sales, and average weekly sales volumes. Management believes such information is an important measure of our performance and is useful in assessing consumer acceptance of the Buffalo Wild Wings Grill & Bar concept. Franchise information also provides an understanding of the Company’s revenues as franchise royalties and fees are based on the opening of franchised units and their sales. However, these sales measures are not prepared in accordance with GAAP, should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP and may not be comparable to sales measures as defined or used by other companies.

The Company is hosting a conference call today, July 22, 2004 at 5:00 p.m. EDT to discuss these results. There will be a simultaneous webcast conducted at the Company’s website http://www.buffalowildwings.com.

A replay of the call will be available until July 29, 2004. To access this replay please dial (973) 341-3080, password 4969241.

About the Company: Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of the Company’s 12 signature sauces. The widespread appeal of the Company’s concept establishes its restaurants as an inviting, neighborhood destination with more than 270 restaurants in 30 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and expected store openings for the third quarter of 2004 and the remainder of the year, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening during the third quarter of 2004 and the remainder of the year, the sales at these and our other company-owned and franchised locations, the cost of wings, the success of our marketing initiatives, our ability to control other restaurant operating costs and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar amounts in thousands except share and per share data)

(unaudited)

	Three months ended		Six months ended
	June 29, 2003	June 27, 2004	June 29, 2003	June 27, 2004
Revenue:
Restaurant sales	$25,974	35,291	52,561	71,217
Franchise royalties and fees	3,120	4,261	6,108	8,518

Total revenue	29,094	39,552	58,669	79,735

Costs and expenses:
Restaurant operating costs:
Cost of sales	8,087	12,342	16,215	24,769
Labor	7,662	10,095	15,437	20,054
Operating	3,939	5,358	8,221	10,780
Occupancy	1,929	2,582	3,721	4,875
Depreciation	1,732	2,156	3,380	4,189
General and administrative	4,238	4,442	7,879	8,496
Stock-based compensation	—	127	—	127
Preopening	76	451	356	794
Restaurant closures and impairment	721	28	722	39

Total costs and expenses	28,384	37,581	55,931	74,123

Income from operations	710	1,971	2,738	5,612

Other income (expense):
Interest expense	(270)	—	(522)	—
Interest income	21	155	33	288

	(249)	155	(489)	288

Earnings before income taxes	461	2,126	2,249	5,900

Income tax expense	180	829	877	2,301

Net earnings	281	1,297	1,372	3,599

Accretion resulting from cumulative dividend and mandatory redemption feature of preferred Stock	402	—	803	—

Net earnings available to common stockholders	$(121)	1,297	569	3,599

Earnings per common share—basic	$(0.04)	0.16	0.22	0.45
Earnings per common share—diluted	(0.04)	0.15	0.18	0.42

Weighted average shares outstanding — basic	2,719,513	8,096,981	2,635,887	8,044,525

Weighted average shares outstanding — diluted	2,719,513	8,575,186	3,225,737	8,565,395

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended
	June 29, 2003	June 27, 2004
Revenue:
Restaurant sales	89.3%	89.2%
Franchising royalties and fees	10.7	10.8

Total revenue	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	31.1	35.0
Labor	29.5	28.6
Operating	15.2	15.2
Occupancy	7.4	7.3
Depreciation	6.0	5.5
General and administrative	14.6	11.2
Stock-based compensation	0.0	0.3
Preopening	0.3	1.1
Restaurant closures and asset impairment	2.5	0.1

Total costs and expenses	97.6	95.0

Income from operations	2.4%	5.0%

Other income (expense):
Interest expense	(0.9)%	0.0%
Interest income	0.1	0.4

Total other income (expense)	(0.9)	0.4

Earnings before income taxes	1.6	5.4
Income tax expense	0.6	2.1

Net earnings	1.0	3.3
Accretion resulting from cumulative dividend and mandatory redemption feature of preferred stock	1.4	0.0

Net earnings available to common stockholders	(0.4)%	3.3%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

(unaudited)

	December 28, 2003	June 27, 2004
Assets
Current assets:
Cash and cash equivalents	$49,538	29,822
Marketable securities	—	16,945
Accounts receivable—franchisees, net of allowance of $25	694	661
Accounts receivable—other	1,634	2,252
Inventory	978	940
Income taxes receivable	367	338
Prepaid expenses	1,230	939
Deferred income taxes	1,222	1,222

Total current assets	55,663	53,119

Property and equipment, net	44,450	50,980
Restricted cash	2,425	3,608
Other assets	702	785
Goodwill	759	759

Total assets	$103,999	109,251

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,959	2,142
Accounts payable	4,941	4,574
Accrued compensation and benefits	4,670	4,865
Accrued expenses	3,580	2,757
Current portion of deferred lease credits	491	484

Total current liabilities	15,641	14,822

Long-term liabilities:
Marketing fund payables	2,425	3,608
Deferred income taxes	4,733	4,946
Deferred lease credits, net of current portion	6,133	6,106

Total liabilities	28,932	29,482

Commitments and contingencies (note 6)
Common stockholders’ equity:
Undesignated stock, 5,600,000 shares authorized	—	—
Common stock, no par value. Authorized 15,600,000 shares; issued and outstanding 7,981,945 and 8,220,321, respectively	66,235	68,102
Unamoritized value of restricted stock	—	(764)
Retained earnings	8,832	12,431

Total common stockholders’ equity	75,067	79,769

Total liabilities and stockholders’ equity	$103,999	$109,251

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Three months ended		Six months ended
	June 29, 2003	June 27, 2004	June 29, 2003	June 27, 2004
Cash flows from operating activities:
Net earnings	$281	1,297	1,372	3,599
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	1,732	2,156	3,380	4,189
Amortization	—	72	—	72
Restaurant closures and impairment	721	28	722	39
Deferred lease credits	(50)	(456)	(85)	(554)
Deferred income taxes	74	128	74	213
Stock-based compensation	—	127	—	127
Change in operating assets and liabilities:
Accounts receivable	(322)	412	1,318	(681)
Inventory	48	166	(16)	38
Prepaid expenses	(72)	45	(571)	291
Other assets	(29)	(68)	2	(73)
Unearned franchise fees	(150)	(218)	304	183
Accounts payable	(4)	(243)	(1,502)	(367)
Income taxes	(535)	(1,130)	1,039	29
Accrued expenses	885	146	(558)	(628)

Net cash provided by operating activities	2,579	2,462	5,479	6,477

Cash flows from investing activities:
Acquisition of property and equipment	(1,623)	(4,800)	(2,864)	(10,768)
Purchase of marketable securities	—	(17,017)	—	(17,017)

Net cash used in investing activities	(1,623)	(21,817)	(2,864)	(27,785)

Cash flows from financing activities:
Issuance of common stock	473	791	528	976
Payments on notes payable	(50)	—	(100)	—
Payments on capital lease obligations	(1,104)	—	(2,126)	—
Proceeds from lessors	521	553	522	616

Net cash provided by (used in) financing activities	(160)	1,344	(1,176)	1,592

Net increase (decrease) in cash and cash equivalents	796	(18,011)	1,439	(19,716)

Cash and cash equivalents at beginning of period	5,295	47,833	4,652	49,538

Cash and cash equivalents at end of period	$6,091	29,822	6,091	29,822

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2004	88	92
2003	73	74	77	84
2002	56	60	63	70
2001	45	47	48	53
2000	29	33	39	42

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2004	168	175
2003	131	138	142	161
2002	108	119	123	129
2001	95	97	100	105
2000	85	87	89	95

System-wide Restaurants:

	Q1	Q2	Q3	Q4
2004	256	267
2003	204	212	219	245
2002	164	179	186	199
2001	140	144	148	158
2000	114	120	128	137

Quarterly Same Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	11.1%	10.6%
2003	(1.4)%	2.7%	6.7%	8.5%	4.3%
2002	5.6%	4.6%	(0.7)%	(1.8)%	1.6%
2001	9.1%	7.0%	6.4%	12.1%	8.8%
2000	11.1%	13.2%	12.6%	8.2%	11.0%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	12.0%	10.4%
2003	(0.4)%	2.3%	8.5%	10.7%	5.6%
2002	4.2%	4.5%	0.0%	(1.8)%	1.5%
2001	4.3%	3.7%	5.3%	8.4%	5.5%
2000	7.8%	6.0%	6.1%	3.0%	5.6%

System-wide Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	11.8%	10.4%
2003	(0.7)%	2.4%	7.9%	10.0%	5.2%
2002	4.7%	4.5%	(0.2)%	(1.8)%	1.6%
2001	5.4%	4.5%	5.6%	9.4%	6.4%
2000	8.4%	7.4%	7.6%	4.2%	6.8%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	$32,289	$30,184
2003	28,782	27,132	28,281	31,171	28,886
2002	29,564	26,330	25,916	28,466	27,547
2001	27,675	25,644	26,722	29,426	27,382
2000	28,183	25,144	25,498	26,287	26,227

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	$39,678	$38,072
2003	33,920	33,393	35,289	39,014	35,491
2002	32,956	31,623	31,619	34,023	32,574
2001	30,533	28,820	29,835	33,267	30,652
2000	28,546	27,303	28,388	29,951	28,569

System-wide Restaurants:

	Q1	Q2	Q3	Q4	Year
2004	$37,124	$35,297
2003	32,093	31,154	32,779	36,223	33,134
2002	31,781	29,829	29,651	32,124	30,850
2001	29,639	27,774	28,788	32,007	29,583
2000	28,454	26,717	27,544	28,799	27,904

Average Quarterly Wing Prices Per Pound

	Q1	Q2	Q3	Q4	Year
2004	$1.49	$1.46
2003	1.01	1.02	1.00	1.21	1.06
2002	1.11	.87	.84	.78	.89
2001	1.14	1.22	1.22	1.16	1.18
2000	.87	.79	.86	1.00	.89